EXHIBIT 99.1
SUN HYDRAULICS
Fourth Quarter 2005 Earnings Results
March 7, 2006, 4:15 p.m. EST.
Operator
Greetings, ladies and gentlemen, and welcome to the Sun Hydraulics fourth quarter and year end 2005 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [OPERATOR INSTRUCTIONS]. As a reminder this conference is being recorded.
It is now my pleasure to introduce your host Mr. Rich Arter, Investor Relations spokesperson. Thank you, Mr. Arter you may begin.
Rich Arter - Sun Hydraulics — IR
Thank you, Marissa. Good afternoon and thank you for joining us today on Sun Hydraulics 2005 financial results conference call. With me are Allen Carlson, Sun’s President and CEO; Tricia Fulton, Sun’s new Chief Financial Officer; and Dick Dobbyn, Sun’s Outgoing Financial Officer. After our prepared remarks today we will take questions from the audience. In addition to our dial-in audience we are going to take questions from persons attending our Open House here today. Please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act. For more information on forward-looking statements please see the press releases from yesterday. It is now my pleasure to introduce Allen Carlson.
Allen Carlson - Sun Hydraulics — President, CEO
Thank you, Rich. Good afternoon. 2005 was another great year for Sun. Sales increased in all of geographic segments and we believe we continued to gain market share. Sales in 2005 were up 24%, following 33% growth in 2004. We’re very pleased with this year’s results and we look forward to 2006. Order rates accelerated going into the new year and we have continued throughout the first quarter with run rates up over 28% to the first quarter of last year. Capacity in our U.S. manufacturing facilities continues to increase as we refine production processes and add new machinery. We continue to be asked questions regarding, what is driving our growth? While there are many factors the five key ones that immediately come to mind include delivered performance, new products, especially electrohydraulic products, integrated packages, our geographic presence, and our website.
During the difficult times of 2001 and 2002, Sun kept its work force fully intact despite a severe decline in business. Our manufacturing personnel reviewed and improved many processes to make us more productive. We redesigned existing products to make them easier to manufacture and we released many new products to complement what is already the most extensive cartridge valve line in the world. Many of Sun’s new products are electrically actuated cartridges including solenoid and proportional valves. New electrically actuated cartridges allow for new system opportunities. We can design and manufacture integrated packages with 100% Sun content. This was not the case prior to the introduction of our new electrically actuated products.
To support this effort, we utilize our own Sun capabilities around the globe augmented by our independent distribution network. Sun’s distributors know how to apply products and develop integrated solutions with our local market. To tell the marketplace about all of these developments we rely on our website, www.sunhydraulics.com, which was developed for serious design engineers that provides all the detail of technical information and specifications to select, apply, and obtain Sun’s products 24 hours a day, 7 days a week wherever the customer is located. These five key factors have helped us to capitalize on strong global economic conditions and to continue our growth and prosperity. However, of the five, shipping quality products on time to our customers is still our main focus and remains one of the keys to our success. Tricia will now discuss our financial performance for the fourth quarter and 2005. Thank you, Tricia.
Tricia Fulton - Sun Hydraulics — CFO.
Thanks, Al. Please note that all comparisons I mention will be to the comparable period last year. I would like to comment briefly first on the first fourth quarter results. Net sales were up 19% to nearly 28 million. Net income rose 45% to 3 million, and basic and diluted earnings per share increased to $0.26 versus $0.19. Our guidance for the fourth quarter was in the range of $0.20 to $0.23 on 27 million in sales. We exceeded the EPS estimates based on higher-than-anticipated sales and lower-than-anticipated effective tax rates.
Now, to summarize the results for the year. 2005 net sales were up 24% to 117 million. Net income was nearly 13 million, compared to 8 million, and basic and diluted earnings per share increased 55% to $1.17 versus $0.76. Growth continued in the North American manufacturing sector with sales up 24%, shipments within the U.S. were up 23%, and Canadian shipments were up 38%. European sales increased 23% to nearly 33 million with significant increases in Sweden, Finland, Italy and the Netherlands. Asian sales increased 29% to 16.5 million led by sales in Korea and to China. Gross profit was up 29% to 37 million, compared to 28.5 million. Gross profit as a percentage of net sales increased to 32%, compared to 30%. The gross profit increase was due to higher sales volume and improved productivity, which was offset by increasing material cost in labor.
Selling, engineering, and administrative expenses were up 9% to 17.7 million. The increase was due primarily to higher audit fees and contract labor, including Sarbanes-Oxley 404 Compliance, personnel-related cost, foreign compensation expense, and a write-off of the remaining deferred loan costs related to distinguished debt. Net cash from operations was 17 million, up 2.3 million. Higher net income in 2005 was offset by working capital changes. DSO increased from 33 to 36, and inventory turns continued to improve to 10.1. The quarterly cash dividend — a quarterly cash dividend of $0.10 a share was declared in December. Dividends were paid on January 15th to shareholders of record on December 31st. Yesterday we declared a $0.10 dividend for the first quarter payable on December 15th to shareholders of record on March 31st.
We completed documentations and testing for 2005 related to Compliance of Sarbanes-Oxley Section 404. The Sarbanes-Oxley Act requires management to assess the effectiveness of internal controls over financial reporting. Based on our evaluation we have concluded that the internal controls were effective in 2005. Our goal throughout the project was to comply fully with the law in paying project costs and keep the disruption of the exercise on work flow to a minimum. We were able to accomplish this in year one and expect that we will do the same in year two. In December, the Board of Directors authorized the repurchase of up to $2 million of Sun stock. Since mid-December 95,200 shares have been repurchased at a cost of $1.8 million. Stock purchases were all made on the open market subject to preprogram purchase plans.
Looking forward, 2006 first quarter sales are estimated to be in the range of 34 million, a 21% increase over last year on a calendarized basis. First quarter earnings per share estimated to be between $0.35 and $0.37 per share, compared to $0.32 last year. Capital expenditures for the year are estimated at 9 million. We continued to purchase machinery to increase capacity in all segments of our business. Thank you. Rich?
Rich Arter - Sun Hydraulics — IR.
Thanks. Okay, Marissa, I think what we would like to do now is let’s take two calls from dial-in and then we’ll skip into hear and take one from the audience here.

Operation
Thank you. [OPERATOR INSTRUCTIONS]. Our first question comes from the line of Brian Rafn of Morgan Dempsey Capital Management. Please proceed with your question.
<Q>: Good afternoon, everybody. Superb job.
Rich Arter - Sun Hydraulics — IR.
Hello, Brian.
<Q>: Question for you, do you guys have any statistics on the National Fluid Power Association, the grow up, in the kind of the hydraulic fluid power for all of ‘05.
Allen Carlson - Sun Hydraulics — President, CEO.
This is Al Carlson, I’ll take that question. Yes, we do. We track that. We’re a member of the National Fluid Power Association ourselves. And information is available, in fact, one way you could probably get some of that information directly is go to their website, which is www.nfpa.com. But in response to your question, I assume that you want to have an idea of how Sun is comparing relative to the industry?
<Q>: Yes, right. As well as — has there been any say, Allen, in the last three or four years any penetration by the screw-in cartridge valve market versus say the conventional fixed? I think you guys in your “K” talk about the screw-in is about 800 million of a 3 billion global market. Has there been any change in that going forward or say from the last — I’m kind of looking for a trend.
Allen Carlson - Sun Hydraulics — President, CEO.
First of all, the industry doesn’t track it in that fine of detail. It tracks hydraulic shipments, pneumatic shipments in total. It tracks, pumps motor valves per se. But there’s no tracking of specific cartridge valves versus this other kind of valve. But we do believe that there continues to be a migration from conventional hydraulic systems to more cartridge-based systems. We see that regularly. That migration began taking place in North America maybe 20 years ago. It has been a long migration, but we’re seeing that migration take place in other countries more recently, such as, Japan and places in Europe as well. I hope that answers your question.
<Q>: Sure. Do you just have — I think in the “K” you went back and gave some of those numbers for the National Fluid Power Association, just for the overall kind of hydraulic fluid market. Do you have that number for ‘05.
Rich Arter - Sun Hydraulics — IR.
The rest of it’s —
Allen Carlson - Sun Hydraulics — President, CEO.
Let me — go ahead, Rich.
<Q>: Because I think
Rich Arter - Sun Hydraulics — IR.
Brian, those are usually estimates we put out and they are kind of based on National Fluid Power Association numbers, Department of Commerce numbers, and all the people we know in the industry. And what we typically say is the overall valve industry is about $6 billion. 1 billion of which is accounted for by screw-in valves and manifolds.
<Q>: Okay. Question maybe for Tricia, what was — do you guys have an idea as to what your compliance with the Sarbanes-Oxley 404 what maybe in total costs that might have been for ‘05.

Tricia Fulton - Sun Hydraulics — CFO.
For ‘05 it was about 0.5 million. We expect that in ‘06 it will be less than that, but we do not have firm estimates from our auditors or even for our internal staff at this time. Since we just finished this year we haven’t really had a chance to look at next year.
<Q>: Okay. Can you give us a sense as to what the mix of the electric hydraulic both your solenoid and your proportional valve, how much of a mix of that business of your total cartridge valve business, that is, in ‘05.
Allen Carlson - Sun Hydraulics — President, CEO.
I don’t have any specific numbers. The more interesting statistic, perhaps might be how much integrated packages that we’re shipping today include electrically actuated products, because essentially we have three business segments going these days. We have our traditional cartridge valves. We have our electrically actuated valves. And then when we combine the two and we put them into integrated packages. And it’s the growth of our integrated packages with a lot of pull through to the other products that’s created by our ability to take electrically actuated products to market.
<Q>: Okay. You mentioned, you guys, I think your CapEx was a little over 8.8 million. The insulation primarily of — I would assume, robotics, CNC machinery and that. Specifically, I think in the “K” last year you said your combined operations in Sarasota-Manatee had about 100 million potential sales and operating at about a 75% capacity utilization. How much has the installation of machinery this year, flexibility design, the cellular designs, staffing, how much have you added? I think you had some comments in the press release about adding the capacity.
Allen Carlson - Sun Hydraulics — President, CEO
I’ll take that question. This is Al. The issue of capacity is a very elusive question — issue because it depends on product. It depends on a lot of factors. Usually our capacity is not driven by any one constraint that’s not manageable, it’s a complex — there’s complex factors that all come together that adjust that. So I like to think of capacity as dealing with your constraints as they confront you, and generally speaking, this capacity utilization of 80% or 90% or whatever the number is, is a relatively meaningless number.
<Q>: Okay. Let me just ask one final and then I’ll get back in the queue. Relative to your free cash flow, obviously you guys pay about a $0.40 annual dividend, you were fairly heavy on the property plan equipment expenditure this year, balance sheets almost deleverage, and organic shop, you don’t do a lot of M&A activity, you just talked about your treasury purchase. Kind of go forward ‘06, ‘07 what is the application of free cash flow.
Tricia Fulton - Sun Hydraulics — CFO
I think we — I had said that we were going to spend about 9 million on capital for this year. Again, we would — if we have the ability we would continue to pay dividends. I don’t know that we have any other set plans beyond that. We’re always looking for other opportunities.
<Q>: Okay. Can you — Tricia can you kind of break out the 9 million, what is maintenance CapEx and what might be — I think you guys described it as refinements to capacity utilization expansion. What is the application of that 9 million or maybe where it is geographically.
Allen Carlson - Sun Hydraulics — President, CEO
I’ll take a shot at that. I would say that the largest factor is additional capacity of the 9 million we’re going to spend, it’s additional capacity. And I don’t have a firm number, but it’s probably a third to a half of the total, that kind of number. The next piece of it is adding capacity through productivity gains, so not necessarily are we adding per se doing it for capacity, but we see some opportunities for gains in productivity which the end result does give us additional capacity, but it also helps lower our manufacturing cost.
Another piece of it is, overseas we are looking at adding some additional capacity in machinery in our U.K. operation. And I guess that probably is the tally, there’s a few odds and ins here and there of various pieces of equipment that we need to add going forward. We don’t look, by the way, at our capital equipment purchases on a yearly cycle. We don’t sit down on December 31st and make up a list of what we might spend. So the $9 million projection is kind of looking at what we did last year, looking at what we think our opportunities are. And we deal with it day by day and at most probably look out a quarter.
<Q>: Right.
Allen Carlson - Sun Hydraulics — President, CEO
That’s just how we operate.
<Q>: Okay. One final one, Allen, and I have twisted Dick’s arm on this in the past. You guys have a vacant lot or some additional capacity that you could add in the manifold area at Manatee County. How was your capacity in the manifold side at Manatee and is there any thought of expanding here or are you going to wait until your constraints are a little more reduced.
Allen Carlson - Sun Hydraulics — President, CEO
Dick, do you want to take that?
Dick Dobbyn - Sun Hydraulics — Outgoing Financial Officer.
Thanks, Bill. [Laughter]. One last shot at me Brian, uh?
<Q>: I got to take it while I can get it.
Dick Dobbyn - Sun Hydraulics — Outgoing Financial Officer.
Yes. Are you getting at — well, we added within the 9 million there’s quite a bit of milling machines, new milling machines that not only replaced, but also are better, as Al said, give us better productivity. What we’re doing to keep up with our current delivery cycle and satisfy the customers is going through the block that we make and outsourcing the simple ones. So we have — actually it’s been like a three-year program, and we keep working on sending out the blocks that are pretty easy to make, and staying with the difficult ones with the complicated designs in-house. So that’s giving us capacity continually without really having to do anything in terms of bricks, mortar or machinery.
<Q>: Is there any advantage then to bringing in those simpler designs, Dick, or is that —
Dick Dobbyn - Sun Hydraulics — Outgoing Financial Officer.
No, I think that that’s — it’s turned out — it would be like — once it goes out it stays out.
<Q>: Okay. All right. Thanks again.
Allen Carlson - Sun Hydraulics — President, CEO.
You bet.
Rich Arter - Sun Hydraulics — IR.
Let’s take one more question from the dial-in, Marissa.

Operator.
Our next question comes from the line of Chris Head of Westminster Securities. Please proceed with your question.
<Q>: Hello, gentlemen, you had a — congratulations on a — nice results for this quarter.
Rich Arter - Sun Hydraulics — IR.
Thank you, Chris.
<Q>: I noticed that Tricia mentioned that the year-over-year gross margin went from I think 30 to 32%, so there’s a nice increase there. Yet in the fourth quarter the cost of goods sold increased to about 71% of sales. Can you help me understand this increase, in particular, how it relates to raw material price changes and productivity gains that may have been achieved in the quarter?
Allen Carlson - Sun Hydraulics — President, CEO
Sure, I’ll take this, Al Carlson. Our calendar year —
Rich Arter - Sun Hydraulics — IR.
Repeat the question.
Allen Carlson - Sun Hydraulics — President, CEO
I’m sorry. The question has to do with the contribution margins from manufacturing sliding during the course of the year and at the end of the year being less than it was at the beginning of the year. I believe that was the gist of the question.
<Q>: Yes, that’s correct.
Allen Carlson - Sun Hydraulics — President, CEO.
So the calendar year goes something like, we start the year off and then normally speaking any price increases that we have are effective on January 1st. And during the course of the year we absorb material cost increases as best we can, but much of those, if we’re doing a good job are offset by productivity gains so we don’t see it all. But by the end of the year they start stacking up. And 2005 we found was a very aggressive year in terms of material cost increases due to steel prices, aluminum prices, anything that was driven by petroleum, such as, energy.
And so in the fourth quarter — third and fourth quarter, you saw that our margins — our manufacturing margins were slipping because our material costs were escalating during the course of the year. They have leveled off at the level they are at, and looking forward we believe that they are probably going to hold quite steady, if not, decline in some sectors. But, again, it’s all driven based on — what is the energy sector going to do? What is the electric rates going to do? So there’s a lot of factors led into it, but it’s the accumulation of the material costs during the course of the year that we absorb that hits the contribution margin.
<Q>: Okay. And then looking forward to the first quarter of ‘06, it sounds like the potential price increases might help offset that, looking forward to the next year are those price increases expected to be put into place.
Allen Carlson - Sun Hydraulics — President, CEO
The price adjustments that we made were by product and they were effective on January 1st.
<Q>: Okay, thank you very much. And the second question is more for Tricia regarding the effective tax rate seen in fiscal year ‘05. The effective tax rate was around 33%, and I was curious if that is a rate which we can expect moving forward to ‘06, or will it be more of a higher rate? I think last year it was expected to be around 36%.
Tricia Fulton - Sun Hydraulics — CFO
Yes, just to repeat the question, relative to the tax rates that we are seeing at the end of 2005, will they carry forward to 2006? The decrease that we saw in Q4 in the tax rates was related to some lower foreign tax rates in the U.K. and in Korea, as well as slightly lower tax rates in some of our states where we’re doing business. I wouldn’t expect that it will be quite that low, but it won’t be at the level that we experienced on the accrual basis for the first three quarters of last year.
<Q>: Okay. Thank you. And I’m not sure who this question would be for or if you can even comment on this at this call. In that regards — is related to the next generation products with WhiteOak Controls, the new development there. Could you give me an update on the development in that area, and potentially the expected release of new products from that effort.
Allen Carlson - Sun Hydraulics — President, CEO
Okay, this is Al Carlson, I’ll take that question. And the question had to do with the release of new products affiliated with the WhiteOak Controls business. For those of you who aren’t aware of it, mid last year we acquired an equity position in a company that manufacturers electric controls that are used in conjunction with hydraulic products. That company is called WhiteOak and if anybody is interested again, you can get information on their products and who they are on their website, which is www.whiteoakcontrols.com.
We are in the process of releasing material that will hit our website late March, early April on a range of products. The first range of products that are complementary to our electrohydraulic products in our integrated packages. We have plans beyond that carrying through 2006 and 2007. I can’t give you — I really can’t give you any specific details on forward information on our product releases beyond what I have just said.
<Q>: Okay. That’s great. Thank you very much. I’ll jump back into the queue.
Rich Arter - Sun Hydraulics — IR.
Okay, Marissa, I’m going to see if we have a question here from anybody in the audience. Anybody here? Yes, sir?
<Q>: Should I identify myself?
Rich Arter - Sun Hydraulics — IR.
Could you state your name?
<Q>: Yes, Robert Silver, Private Investor from Ohio.
Rich Arter - Sun Hydraulics — IR.
Okay.
<Q>: Where do you gentlemen see major growth opportunity, in what markets?
Rich Arter - Sun Hydraulics — IR.
Okay, the question was, where does Sun see major growth opportunities and what markets? Al?

Allen Carlson - Sun Hydraulics — President, CEO.
Sure, I’ll take that question. Sun by design has chosen to participate in the market with very diversed end applications. So I can’t say that it’s going to be this kind of customer or this kind of market because that’s not how we go to market.
We literally have thousands of customers in a variety of markets. But I can tell you this, that from a product standpoint the products that are going to be pushed and pulled into the market over the next few years are going to be electrohydraulically actuated, and are going to be embedded in packages. And that’s where it’s been in the last couple of years and that’s where it will continue. And it will be to many, many customers in a broad platform of applications. That’s our strength, is appealing to many, many different markets of many different customers.
<Q>: And I had a second part on that [inaudible] here?
Rich Arter - Sun Hydraulics — IR.
Go ahead.
<Q>: Is your order backlog number material? For example, from order date to shipping date, how long lead time do you normally experience.
Rich Arter - Sun Hydraulics — IR.
The question was about the order backlog and the difference between order date and ship date.
Allen Carlson - Sun Hydraulics — President, CEO
I’ll take that as well. Sun has been working for many, many years to compress that. We would like it to be as short as possible, and today I would say 98% of our orders are shipped in four weeks. I would say that even maybe 20 or 30% of our orders are shipped in three weeks. I would say that 10% of our orders are shipped in less than a week. So you could see that the backlog that’s there is a very short duration from order to ship cycle is for all practical purposes less than four weeks.
<Q>: Would there be a build up in order backlogs based on the last quarter or a year ago quarter?
Allen Carlson - Sun Hydraulics — President, CEO
Sure, because our business has increased so the amount of increase of our business, if the business grows 20% your backlog is likely to also grow by 20%. But it’s not because of stacking up of orders or changing shipping schedules. If the water rises 20% the backlog rises 20%.
<Q>: One quick question and then I’m done. Can you give us a profile of your distributors?
Allen Carlson - Sun Hydraulics — President, CEO
Sure, we would love to.
Rich Arter - Sun Hydraulics — IR
He has asked for a profile of our distributors.
Allen Carlson - Sun Hydraulics — President, CEO
Worldwide they would tend to be engineering companies, first, they apply product; they assist customers in selecting our product, but also including with our product complementary products because we make valves but hydraulic systems include pumps and motors and filters and accumulators and connectors and all kinds of products. So generally speaking we are one of perhaps 20 or 30 product lines that the distributor has and is taking those products and doing engineering services for the customer.

They tend to be mid-sized in nature, although some of our distributors may be part of a larger organization. But I would say the average size of our distributor might be a 20 or $30 million company, but they may be part of a 3 or $400 million organization. But generally speaking, they operate and act like a 20 or $30 million company.
Rich Arter - Sun Hydraulics — IR.
You could also add on that they operate with exclusive territories both here and around the world. Let’s take one more from the audience here.
<Q>: The question that — I’m [inaudible] from New York and a Private Investor. And Sun [inaudible] in the rebuilding of the problems that occurred in Katrina and other hurricanes, and as well does it supply anything to like the oil companies that have pipelines, et cetera?
Rich Arter - Sun Hydraulics — IR.
The question was about whether or not Sun has participated in the rebuilding of some of the hurricane struck areas and whether or not we sell into the gas and pipeline industries.
Allen Carlson - Sun Hydraulics — President, CEO
The answer to the question is yes in both cases. A lot of our products — in fact you’ll see, those of you who take the plant tour, a product called — we call it a counterbalance product or a load-holding product. It’s a cartridge valve that is installed into a hydraulic cylinder that is used by many, many manufacturers of equipment to hold loads. So if you take platforms, welding, and painting and all these pieces of construction equipment that you see at a job site, we’re on practically every one of those.
Going back to your oil and exploration, a lot of our equipment is going on offshore rigs, but it’s beyond just offshore as well because we’re also on windmills and various other forms of energy production. Again, it goes back to we’re a very, very broad-based company in terms of a customer standpoint, and there’s very few markets that you would not find our products used in.
<Q>: I just was interested in whether or not any of those sales that you mentioned are nonrecurring because [inaudible]?
Allen Carlson - Sun Hydraulics — President, CEO
I think the repair for Katrina is probably going to be recurring for a long time and who knows where the next problem might be whether it’s hurricane-related or some other — New York City, for example, I’m sure that a lot of our products were used in the rebuilding of the Twin Towers that’s going on. And around the world we’re used in a lot of different applications. I wouldn’t view it as nonrecurring.
Rich Arter - Sun Hydraulics — IR.
Let’s — one more here Marissa. Scott?
<Q>: I’m Scott Blumenthal with Emerald Advisors. I noticed that we see run rates, order run rates up over 28%, which should give you very good visibility into the current quarter. And there was a lot of talk about productivity gains and capacity increases. I wanted to know if you can kind of reconcile the 28% order rate growth with the fact that we’re guiding — [inaudible]. So what is going on in the middle there with labor costs [inaudible]? What would be 12 to [inaudible].
Allen Carlson - Sun Hydraulics — President, CEO.
I can take —
Tricia Fulton - Sun Hydraulics — CFO
I’ll jump in.

Allen Carlson - Sun Hydraulics — President, CEO
Okay, I’ll take. Pardon me.
Rich Arter - Sun Hydraulics — IR.
Yes. I’ll try to repeat the question. [Laughter]. Okay, the question was about fundamentally about reconciling the earnings guidance, which is, I believe, $0.35 to $0.37 a share with the sales guidance, which is up 28% and higher as a percentage rate.
Allen Carlson - Sun Hydraulics — President, CEO
Correct. What you are seeing with a 28% growth at the beginning of this year is requiring a significant amount of overtime to meet customer demand, so that’s one piece of it. We didn’t recover all of our cost increases through pricing increases. We do expect some of the material costs to — if not have stabilized actually decreased during the course of the year.
So while we were aggressive with our pricing, but we did dial into the fact that we believe there’s going to be moderation in material costs through the course of the year. Those would be the two big factors. Number one, it is important to us in serving our customers and the beginning of this year has started out very hot. We did not anticipate 2006 to start the way it did.
Rich Arter - Sun Hydraulics — IR.
Do you want to add?
Tricia Fulton - Sun Hydraulics — CFO
There was also a little bit of product — or not product mix, but mix within the countries where we scaled gross margins are all different and we’re experiencing a little bit more growth in some of the areas where gross margins are lower.
<Q>: And can you talk a little bit more about the tax rate? Because we saw the effective tax rate kind of drop a little bit and we saw growth in [inaudible] higher tax [inaudible] areas in like Europe and Canada. [Inaudible] United States and Asia, not that it will float. [Inaudible], but [inaudible] —
Tricia Fulton - Sun Hydraulics — CFO
Yes, the tax rate — we experienced a lot lower tax rate this year than we had in the U.K. and Korea, which brought it down. The state tax rate [inaudible] — so from what we had been accruing historical basis. The U.S. tax rate, pretty safe, there’s a lot of stuff that goes into it besides sales and when you get into some of those more intricate things it’s a little bit harder to explain. But there were some other issues that came into it this year that probably will not [inaudible] next year on the U.S. side.
Allen Carlson - Sun Hydraulics — President, CEO
And they were positive gains last year?
Tricia Fulton - Sun Hydraulics — CFO
Yes.
<Q>: And can you make some comment about those initiatives that start to go from [inaudible] in the United States and that you would then [inaudible].
Rich Arter - Sun Hydraulics — IR
The question was about our larger manifolds and steel manifolds that have been built previously in our U.K. facility and we are building some of those over here now in the States.

Allen Carlson - Sun Hydraulics — President, CEO
Our manifold production in Kansas has probably doubled in the last year. We now have 15 or 16 employees there. The operation is shipping product very well to customer request. Our business is growing as a result of it. Our ability to respond to short lead times with iron products has helped us actually grow, not only in the U.S. where we have added the facility, but our U.K. operation is also seeing additional growth because now they have additional capacity that they can use to find new customers. So it’s been a plus all the way around.
Rich Arter - Sun Hydraulics — IR.
Let’s jump back into the phone queue for a minute. Marissa are there any questions there?
Operator
Our next question comes from the line of Scott Macke of Robert W. Baird. Please proceed with your question.
<Q>: Good afternoon, everyone. Can you hear me all right?
Rich Arter - Sun Hydraulics — IR.
Yes, Scott.
<Q>: Congratulations on a nice quarter.
Allen Carlson - Sun Hydraulics — President, CEO
Thank you.
<Q>: I want to follow-up on a — I guess piggyback on about three different questions. The first one with the order trends and I kind of had difficulty hearing both the question and the answer. But I think that part of the question that was asked in the audience was reconciling a 28% increase in orders and 21% increase in first quarter revenue. In what, I guess to a certain extent it begs the question of capacity constraints if orders are up 28% why wouldn’t we expect sales to be up closer to that 28%.
Rich Arter - Sun Hydraulics — IR
I think that question was more about order rates and earnings per share.
<Q>: All right. Well, I guess — then I would like to change the question.
Rich Arter - Sun Hydraulics — IR.
Okay. [Laughter]. All right. So your question is order rates versus — I’m not sure, what is your question?
<Q>: If I have got orders up 28% in the first quarter why wouldn’t I expect sales to be up closer to 28%.
Rich Arter - Sun Hydraulics — IR.
So you are questioning the run rate versus the forecast?
<Q>: Exactly.
Tricia Fulton - Sun Hydraulics — CFO
The run rate that’s in the press release is actually up over the December run rates that we are seeing. It’s not comparing apples to apples, not Q1 to Q1 the way the revenues are. There’s also some calendarization issues that we talked about the last time that I don’t think I did a very good job explaining because everyone seems to have discussion about it.

But we work on 445, so every year has 52 weeks in it but occasionally you have a week — a year that has 53 weeks in it. And the U.S. and our foreign sub took that extra week in different periods. In 2004 we had 52 weeks and they had 53. In 2005 we had 53 and they had 52. And we aren’t necessarily calendarizing the orders, but we were on the revenue side. Does that make any sense?
<Q>: Can you just quickly dip back into which geographies had 52 weeks versus 53 weeks and in what years.
Tricia Fulton - Sun Hydraulics — CFO
Yes, the U.S. had 53 weeks in 2005. The foreign subs had 52 weeks in 2005 and it’s the direct opposite for 2004.
<Q>: Okay. And so when we talk about a 28%— orders running in at 28%, we’re talking about a sequential increase over the fourth quarter.
Tricia Fulton - Sun Hydraulics — CFO
Yes.
<Q>: Any idea what that increase looks like year-over-year?
Rich Arter - Sun Hydraulics — IR.
To the first quarter last year?
<Q>: Yes, first quarter ‘06 versus first quarter ‘05.
Rich Arter - Sun Hydraulics — IR.
I don’t — do you have it in front of you?
<Q>: I don’t have it in front of me.
Rich Arter - Sun Hydraulics — IR.
We don’t have it in front of us, Scott.
Allen Carlson - Sun Hydraulics — President, CEO
It’s probably not going to be much different than the sales rate because we have such little backlog and we ship within a short cycle.
<Q>: Okay, that makes sense. And one, just a quick question in terms of geographic business trends, in particular, if you’re — I noticed you mentioned in ‘05 in speaking about Europe and mentioned a couple of the Nordic countries, are you by chance seeing a broadening out of demand — increased demand in Europe.
Allen Carlson - Sun Hydraulics — President, CEO
This is Al, I’ll take the question. Do you want to repeat it just to make sure everybody got it?
Rich Arter - Sun Hydraulics — IR
Yes, the question is about whether or not we’re seeing broadening demand in Europe. We had mentioned a couple of countries in Northern Europe in our conference call script. And the question is, Are you seeing broadening demand in other countries?

Allen Carlson - Sun Hydraulics — President, CEO
The economy right now seems to be clicking in all geographic areas so the broadening that you referred to is happening not only in Europe, but it’s happening when you go across the — all of the markets. It’s very unusual in a business cycle that Asia, Europe, and North America are all sort of — the stars are lined up in the same direction, and that’s the situation today.
So now let’s go talk about Europe, which is specifically what your question was. During the last four or five years in Europe, we were very strong in the Scandinavian countries, and we were doing quite well in other pieces of Europe; for example, Italy was strong for us last year. Germany was strong and other pieces. And I think the strength is across all of the sectors, but in the last couple of years was perhaps the U.K. that was having the most difficult time with our local manufacturing, and we’re seeing in the latter half of ‘05 and currently that business conditions in the U.K. are also picking up. So it’s quite broad globally and it’s quite broad as well in Europe.
<Q>: And then I missed on my line, I didn’t know if Tricia had made a comment about sales being up in areas with lower gross margins? Did I hear that correctly and, if so, what regions were those.
Rich Arter - Sun Hydraulics — IR
The question is about sales being up in areas where there would be lower gross margins.
Tricia Fulton - Sun Hydraulics — CFO
Yes, I did make that comment, Scott. In Q1 we’re seeing higher sales in — out of our Korean office facility, and their gross margins are typically lower than the other geographic areas.
<Q>: Okay. And then one more and then I’ll hop back into queue. You’ve talked about input costs, I was wondering if you might be able to quantify for us, for all of 2005, what percentage, or what cost increases were and how that compared relative to price realization for the year.
Rich Arter - Sun Hydraulics — IR
I believe you were talking about material costs, Scott? I didn’t —
<Q>: Correct. If price increases covered material costs for the year.
Rich Arter - Sun Hydraulics — IR.
If price increases cover material cost.
Allen Carlson - Sun Hydraulics — President, CEO
I would say the combination of price increase and productivity gains covered the material cost.
<Q>: And what — going back to your comments then about ‘06, perhaps those cost increases leveling out or costs leveling out and declining, then is it safe to assume that as you look out into ‘06 would expect price increases in ‘06 to cover any incremental material costs.
Allen Carlson - Sun Hydraulics — President, CEO
That’s correct. And that’s pretty much the model that we try to follow when we sit down and look at our pricing. We obviously would like to be able to hold our prices wherever possible on products, but we can only do that if we can control our material costs and improve our productivity gains. But by holding our pricing in the market allows us to penetrate some markets, perhaps, that we’re not doing as well in. And we look at our pricing by product, so when we sit down and do pricing, it’s not like well, we’re going to take every product up 2%. We look at all the factors associated with that product.
<Q>: And do you have an estimate for what pricing realization contributed to ‘05 revenue?

Rich Arter - Sun Hydraulics — IR
I don’t [inaudible].
<Q>: I will hop back into queue. Thank you.
Rich Arter - Sun Hydraulics — IR.
Thank you, Scott. Let’s take one more question from dial-in, Marissa, if there is one.
Operator
Our next question comes from the line of Michael Braig a Private Investor. Please proceed with your question.
<Q>: It’s not so much a question as a comment. I would like to thank Dick Dobbyn for nine years of what has been very pleasant association, not only with a competent professional, but with someone who has a wonderful sense of humor. [Laughter]. And who can make the tough and tense questions all the more palatable on both ends. And I have come to regard that association as more than simple business. It’s been, one, a real pleasure and I hope continuing friendship. Dick —
Rich Arter - Sun Hydraulics — IR.
Get the next caller on. [Laughter]. Get him off. [Laughter]. Thank you very much, Michael. [Applause]. For those of you in the room who don’t know who Mike Braig is he was one of the first analysts that covered Sun and helped take Sun public with A.G. Edwards Company. And he’s been a long time friend of Sun.
Dick Dobbyn - Sun Hydraulics — Outgoing Financial Officer
He and I will be sailing soon.
Rich Arter - Sun Hydraulics — IR.
Yes. [Laughter].
Dick Dobbyn - Sun Hydraulics — Outgoing Financial Officer
Thank you, Mike.
<Q>: Yes, I bid you flat seas, fair winds, and good [inaudible]. [Laughter].
Dick Dobbyn - Sun Hydraulics — Outgoing Financial Officer.
Thank you very much.
Rich Arter - Sun Hydraulics — IR.
Do we have another question in the audience here? Yes, ma’am?
<Q>: Ruth Chaser from Seven Sullivan.
Rich Arter - Sun Hydraulics — IR.
Yes.
<Q>: You mentioned that in 2002 and 2003 was dismissed with [inaudible] we can’t [inaudible] —
Allen Carlson - Sun Hydraulics — President, CEO
That’s correct.

<Q>: — intact. Now that the business has increased dramatically do you have any problem getting confidence [inaudible]?
Rich Arter - Sun Hydraulics — IR.
The question was about during the downturn around 2000 and keeping our work force intact and now that business has swung upward are we having difficulty finding competent and enough workers in the area.
Allen Carlson - Sun Hydraulics — President, CEO
The number of workers that we have hired in probably the last six or eight weeks has been around 30 people. We’re currently at about 650 people in Sarasota. A year ago at this time we were right around 600, so we have added about 50 people. And it is a — I won’t say it’s a challenge but you have to really work at it. Because not only do we want to hire people, we want to hire good people that are qualified.
And oftentimes it’s not the skill sets that we look at, it is what kind of person is it. Are they capable of learning? Do they have the right attitude? And so we have got a pretty good routine that we go through in bringing people in our HR group. And that by the way is the hourly work force, the salary work force as well, we look at it very closely. At this point in time it has not been a problem. We would like to be able to hirer more people; for example, on a second shift, and that’s the most difficult shift to get people to work. But we’re doing well, but it’s — we really work at it.
Rich Arter - Sun Hydraulics — IR.
Is that it? Okay. One more from the audience here. Let me get this to you here?
<Q>:[Multiple speakers] submit your 10-K report for the 2005 year?
Rich Arter - Sun Hydraulics — IR.
The question is about when we will submit 2005 10-K. Tricia?
Tricia Fulton - Sun Hydraulics — CFO
It’s due on March 15th. We hope to file it before then, but we have no guarantees, there are a lot of outside people that have to review it after we do it, and we’re a little bit independent on them getting it back to us. But it will be filed by the 15th.
Rich Arter - Sun Hydraulics — IR.
Or the next week or two. Let’s jump back into the phone queue for a minute. Is anybody there, Marissa?
Operator
We have a follow-up question coming from the line of Scott Macke of Robert W. Baird. Please proceed with your question.
Rich Arter - Sun Hydraulics — IR.
Scott? Marissa, we’re not hearing Scott. Are you hearing Scott?
<Q>: I’m sorry can you hear me now?
Rich Arter - Sun Hydraulics — IR.
Yes.
<Q>: I apologize for that that was my fault. I wanted to follow-up on the question on labor and labor shifts, I was wondering if you could talk about the number of shifts you are running and the number of days per week and then contrast that with where you were, say six months ago.

Allen Carlson - Sun Hydraulics — President, CEO
The question?
Rich Arter - Sun Hydraulics — IR.

The question is about the number of shifts we’re running and the number of days per week and how that contrasts with what we were doing six months ago.
Allen Carlson - Sun Hydraulics — President, CEO
The answer to the question really is that the number of shifts is about the same. We have a very flexible policy on shifts in terms of if it works for us and employees want to start at 3:00 in the afternoon and again if it fits in our production schedule, we do it. Oftentimes we have shifts that are four-day shifts, sometimes we have five-day shifts. There’s a great deal of flexibility we dial-in if we find the right employees that want to work.
I think what maybe what you would see is the additional 50 employees from a year ago would be sprinkled around into areas where, what I like to call our “hot spots.” As opposed to let’s just say we’re going to run so many hours in a certain area of the Company, we may not need that. We may need these people in some other area, and so we encourage our employees to gravitate to these hot spots. We do off-site training with local colleges that allow our employees to do that. We always have our cross-training program going on within the Company with about six or eight employees that are just going through various areas of the Company, so that when there’s an issue in one of these hot spots we have a squad of people that can go in and fill that demand and eliminate that constraint very, very quickly. So it’s a very flexible work force. It needs to be for us to do our job.
<Q>: And thank you. And I want to delve back into — as you had mentioned kind of the five pockets for growth that are driving this above industry growth. And maybe just to the extent that you are willing to give us some commentary on a few specifics. One is the geographic reach. Are there expectations to add to the distributor base either in the U.S. and overseas, and if so, how should we view that in terms of the ability to generate additional growth.
Rich Arter - Sun Hydraulics — IR.
The question was about our — the five points that we think are key to our growth and specifically, geographic presence and whether or not we would need or want to add distributors and what that would mean.
Allen Carlson - Sun Hydraulics — President, CEO.
This is always an interesting question. And I’m going to start by walking maybe around the world to answer that question. If we take North America, we have a distributor network that is seasoned. Many of our distributors have been with us since the ‘70s and we work very closely with them with training programs. In some cases we actually help them to hire new engineers, application engineers. We actually bring some of their engineers into our Company to work with us. But it’s a very mature distribution network, and it’s — really there’s no opportunities to add additional ones. And we don’t need to. We need to grow the ones we have got.
If I go to Europe, different situation. We continue to add distribution in Europe, and I’ll give you an example of a distributor that was added two or three years ago that is just doing fantastic, visited them recently. It’s in Turkey. By the way Turkey is half in Europe and half in Asia, and I visited both halves of Turkey. The distributor in Turkey has only been with us — actually we have been dealing with him as a customer for maybe the last two years and officially appointed them a distributor in 2005. And our business has grown from a very, very small amount of product to a significant volume. I don’t want to give you the number, but it is significant.

When we look at other parts of Europe; for example, Eastern Block — Eastern Europe, we are continuing to add distribution in that market because there’s opportunities for us. We look at Asia, we are very, very tuned into what is going on in China, and growing and — not more than growing, we’re actually identifying and working on plans as to how do we get more feet on the street in China with customers there. So we continue to challenge our distribution plans and grow them. We have got people working on that.
<Q>: And then also I wanted to delve into — I guess you referred to it earlier as kind of three businesses within Sun right now. The traditional cartridge valves, the electrical valves, and then the integrated systems. I was wondering if you could compare/contrast the growth rates between those three businesses.
Rich Arter - Sun Hydraulics — IR.
The question was about a perceived three parts of the business, which would be non-electrical valves, electrical valves, and integrated packages.
Allen Carlson - Sun Hydraulics — President, CEO.
All three of them are growing. The package area is, for the last couple of years, our fastest growing segment primarily because we have electrically actuated valves that we can embed in those packages. But beyond that customers are asking for complete packages ready to bolt on the machine as opposed to buying the bits and pieces and putting it together themselves. So the package business is our highest growth. The second highest growth is probably our traditional cartridge business, and third would be the electrically actuated valves, but we’re measuring the electrically actuated valves they’re really what is driving our package business.
Rich Arter - Sun Hydraulics — IR.
To measure them independently would be, I think, a mistake.
Allen Carlson - Sun Hydraulics — President, CEO
Right.
<Q>: I see. I understand. And wanted to clean up — well, let me hop back in queue I have got a few more housekeeping questions, but I’ll take a step back for a second.
Rich Arter - Sun Hydraulics — IR.
Okay. We’ll jump back to the audience here. Did I — was there somebody over here before or —
Allen Carlson - Sun Hydraulics — President, CEO
There’s one over here, Rich.
Rich Arter - Sun Hydraulics — IR
Okay, yes, sir.
<Q>: In your hiring package do you offer ESOP to the Indians and also is there an option expenses for the Chiefs?
Rich Arter - Sun Hydraulics — IR.
The question was in our hiring package do we offer an ESOP program to the Indians, and is there expensing of options for the Chiefs.
Tricia Fulton - Sun Hydraulics — CFO
Yes, we do have an ESOP, it’s actually offered to all employees equally. It’s a discretionary match portion to our 401K. Our 401K plan has a mandatory match that matches up 6% of what an employee puts in depending on how long they have been here and then each year depending on how the Company does. There’s a discretionary match that’s granted and last year we implemented an ESOP and used the entire discretionary match is given in the form of the ESOP. And it’s the same percentage to all employees. And, yes, we do have stock options that will, under the new regulations be expensed starting in 2006.
<Q>: Thank you.
Rich Arter - Sun Hydraulics — IR.
Do we have a question in the back? John?
<Q>: John Mayer with [inaudible]. Actually this is a two-part question and it’s directed at Mr. Dobbyn. Number one, it is true that you will be opening an Irish Pub shortly after time? And number two, where is that pub going to be? [Laughter].
Rich Arter - Sun Hydraulics — IR.
Okay the question for everybody, is it true that Mr. Dobbyn will be found in an Irish Pub. First off he’s not retiring, but when he steps back a little. And second where’s the pub.
Dick Dobbyn - Sun Hydraulics — Outgoing Financial Officer
No, I’m not going to open an Irish Pub, but if I did you would be barred. [Laughter].
Rich Arter - Sun Hydraulics — IR.
More questions from the dial-in audience, Marissa?
Operator

We do have a follow-up question coming from Scott Macke of Robert W. Baird. Please proceed with your question.
<Q>: Yes, sir, I have got to follow-up a question about an Irish Pub with depreciation and amortization. [Laughter]. Just some quick housekeeping, Tricia do you have an estimate for depreciation and amortization in ‘06.
Rich Arter - Sun Hydraulics — IR.
Estimate for depreciation and amortization for ‘06.
Tricia Fulton - Sun Hydraulics — CFO.
5.5 to 6 million.
<Q>: And what is the tax rate baked into your first quarter guidance?
Rich Arter - Sun Hydraulics — IR.
What is the tax rate baked into our guidance for the first quarter?
Tricia Fulton - Sun Hydraulics — CFO.
Do I have to give away all of my secrets? [Laughter].
Rich Arter - Sun Hydraulics — IR.
Don’t tell him that he asked for the gross profit percentage.
Tricia Fulton - Sun Hydraulics — CFO.
36 or 37%.

<Q>: I’m sorry 36 or 37.
Tricia Fulton - Sun Hydraulics — CFO.
37%.
<Q>: 37%. Did I understand correctly when you talked about ‘06 for the year being somewhere in between where you were in the fourth quarter and the first three quarters of the year in ‘05.
Tricia Fulton - Sun Hydraulics — CFO
Say that again?
<Q>: Tax rate for the year for ‘06? I thought if I heard correctly then you were talking about something a little closer to the 33% that you experienced in ‘05.
Tricia Fulton - Sun Hydraulics — CFO
Yes, actually my trusty helper just has told me it is closer to 35%.
<Q>: Okay 35% for the quarter, but it sounds like for the year we want to use something lower than that.
Tricia Fulton - Sun Hydraulics — CFO
Not too much lower.
<Q>: Okay. Other income in the fourth quarter is this some of the WhiteOaks income that’s flowing through.
Tricia Fulton - Sun Hydraulics — CFO
No.
Rich Arter - Sun Hydraulics — IR
The question is about other income in the fourth quarter.
<Q>: And finally just in terms of SG&A expense, up 9% year-over-year in ‘05, looking forward to ‘06, do you expect that number to moderate.
Rich Arter - Sun Hydraulics — IR
The question is will the SG&A number, which was up about 9% last year moderate in ‘06.
Tricia Fulton - Sun Hydraulics — CFO
Yes.
<Q>: All right. Given — let’s just — actually that’s good enough. Thank you. I appreciate all the help.
Rich Arter - Sun Hydraulics — IR
Those one-word answers are good, aren’t they? [Laughter].
<Q>: They are.
Rich Arter - Sun Hydraulics — IR
Are there any other questions from the audience here? Yes, sir?
<Q>: My name is [inaudible] I’m a [inaudible] resident and one thing that has always intrigued me is I like to buy local stock, including Central European [inaudible] corporations that sells [inaudible] and very well.

But your articles have been published in the Sarasota Newspaper, in fact, we just had one about a week ago that I sent to my broker who is also my personal physician who alerted me to this meeting. [Laughter]. But yesterday Richard Stern who is the Vice President for Salomon Smith Barney and he’s on Channel 7, and Sun was the featured stock.
Rich Arter - Sun Hydraulics — IR
Yes.
<Q>: And at the same time he glowingly talked about all the things that Sun did and the stock took a hit, and he said that in his final remarks, the Street wasn’t satisfied. They expected more — what did the Street expect.
Dick Dobbyn - Sun Hydraulics — Outgoing Financial Officer Great question. Tricia commented on what the expectation was and we exceeded it. The expected 23 was the consensus, $0.23, and we did 26. And we — if basically because we shipped more. It’s that simple. So I read that same thing too, and I don’t know what the hell they are talking about, frankly. Thank you.
<Q>: Thank you.
Rich Arter - Sun Hydraulics — IR
Any more questions here? Marissa, are there any more from the line?
Operator
There are no further questions in queue at this time.
Rich Arter - Sun Hydraulics — IR
Okay, then we would like to conclude the call. We would like to thank you all out there on the lines for joining us and we would like to thank everybody here for coming to attend the Open House. And that will conclude the call Marissa.
Operator
Thank you. Ladies and gentlemen, this concludes today’s teleconference. We thank you for your participation and you may disconnect your lines at this time.